Exhibit 3.1

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAPPHIRE INDUSTRIALS CORP.

Pursuant to Sections 228, 242 and 245 of the

Delaware General Corporation Law

Sapphire Industrials Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Sapphire Industrials Corp. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 27, 2007 under the name Rock Acquisition Corp.

(2) This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4) The text of the Certificate of Incorporation is restated in its entirety as follows:

FIRST: The name of the Corporation is Sapphire Industrials Corp. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 601,000,000, of which 600,000,000 shares shall be Common Stock (“Common Stock”) and 1,000,000 shares shall be Preferred Stock (“Preferred Stock”), each having a par value of $0.001 per share.

A. Preferred Stock. Subject to paragraph J of Article SIXTH, the Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The Corporation’s existence shall terminate on              (the “Termination Date”). Other than pursuant to paragraph B of Article SIXTH below, this provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (as defined below). A proposal to so amend this section shall be submitted to the stockholders of the Corporation in connection with any proposed Business Combination or Extension Period (as defined below) pursuant to paragraphs A or B of Article SIXTH below.

SIXTH: The following paragraphs A through K of this Article SIXTH shall apply during the period commencing upon the filing of this Amended and Restated Certificate of Incorporation and terminating upon the consummation of any

Business Combination and may not be amended during the Target Business Acquisition Period (as defined below), other than as set forth in the following paragraph K. A “Business Combination” shall mean the initial acquisition by the Corporation of one or more assets or operating businesses (“Target Business” or “Target Businesses”) with a fair market value of at least 80% of the balance in the Trust Account (as defined below) (exclusive of deferred underwriter discounts and commissions) at the time of the acquisition through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination and resulting in ownership by the Corporation of at least 50.1% of the voting equity interests of the Target Business or Businesses, pursuant to which we will require that a majority of the shares of common stock voted by the public stockholders are voted in favor of the acquisition and the holders of less than 33.33% of the IPO Shares (as defined below) vote, cumulatively, against the Business Combination and Extension Period and exercise their conversion rights described in paragraph C below. Any acquisition of multiple Target Businesses shall occur simultaneously. The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (a) a Business Combination or (b) the Termination Date, including an Extension Period.

“Fair market value” for purposes of this Article SIXTH shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential revenues, earnings, cash flow, and book value. If the Corporation’s Board of Directors is not able to independently determine that the Target Business or Businesses have a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority and any successor organization thereto. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may consummate a Business Combination only if (i) a majority of the IPO Shares present and entitled to vote at the meeting to approve the Business Combination are voted for the approval of such Business Combination and (ii) the holders of no more than 33.33% (less one share), cumulatively, of the IPO Shares vote against the Business Combination and Extension Period and exercise their conversion rights described in paragraph C below.

B. If the Corporation has entered into a definitive agreement with respect to a Business Combination prior to the Termination Date and the Board of Directors anticipates that the Corporation may not be able to consummate a Business Combination prior to the Termination Date and determines that it is advisable in their judgment to extend the time period within which the Corporation may complete a Business Combination to up to 36 months (the “Extension Period”), a resolution to amend this Amended and Restated Certificate of Incorporation to that effect shall be adopted by a majority of the whole Board of Directors, and the officers of the Corporation shall cause a notice to be mailed to each stockholder of the Corporation entitled to vote on the adoption of such resolution setting forth the time, date and place for a meeting of stockholders of the Corporation to take action upon such resolution to amend this Amended and Restated Certificate of Incorporation in accordance with the GCL (the “Extension Meeting”). In addition to any other vote of stockholders of the Corporation required under applicable law, the Corporation may extend the time period within which the Corporation may complete a Business Combination to up to 36 months only if approved by a majority of the IPO Shares voted at the Extension Meeting and stockholders owning no more than 33.33% less one share of the IPO Shares vote against the Extension Period and exercise their conversion rights described in paragraph C below.

C. In the event that a Business Combination or the Extension Period is approved in accordance with paragraphs A or B above, and the Business Combination is consummated by the Corporation or the Extension Period is approved, any stockholder of the Corporation holding shares of Common Stock issued in the IPO (“IPO Shares”) who voted against the Business Combination or the Extension Period may, prior to such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after approval of any Extension Period or consummation of the Business Combination, as applicable, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account (as defined below), inclusive of any interest thereon, calculated, in the case of the Business Combination, as of two business days prior to the consummation of the Business Combination, and in the case of the Extension Period, as of the date of the Extension Meeting, by (ii) the total number of IPO Shares. “Trust Account” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

Notwithstanding the foregoing paragraph C, a stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group,” will be restricted from seeking conversion rights with respect to more than 10%

of the IPO Shares, on a cumulative basis, which includes any exercise of conversion rights in connection with either the stockholder vote, if any, required to approve the Extension Period or the stockholder vote required to approve a Business Combination. Shares converted in connection with the vote on the Extension Period and in connection with the vote on a Business Combination will be aggregated for purposes of this 10% limit.

D. Upon consummation of the IPO, the amount of the net offering proceeds received by the Corporation in the IPO (including the proceeds of any exercise of the underwriter’s over-allotment option) specified in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective (the “Registration Statement”), the amount that is due and payable as deferred underwriter discounts and commissions specified in Registration Statement and the amount of proceeds received from the Corporation’s issuance and sale in a private placement of 12,500,000 warrants issued to its founding stockholder, Lazard Funding Limited LLC, shall be deposited and thereafter held in the Trust Account.

E. In the event that the Corporation does not consummate a Business Combination by the Termination Date, including an Extension Period, the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

F. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph C above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

G. Unless and until the Corporation has consummated a Business Combination as permitted under this Article SIXTH, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition, exchangeable share transaction or otherwise. The Corporation will not enter into a Business Combination with any entity which is affiliated with any of its officers, directors, Lazard Ltd (“Lazard”) or their affiliates unless it obtains an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority and any successor organization thereto that the Business Combination is fair to the Corporation’s unaffiliated stockholders from a financial point of view and such Business Combination has been approved by a majority of the Corporation’s Board of Directors who do not have an interest in such Business Combination and the Audit Committee of the Corporation’s Board of Directors.

H. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s tax liability, (ii) for the release of interest income of up to $6.0 million to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with a Business Combination or thereafter, including the payment of any deferred underwriting discounts and commissions as described in the Registration Statement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

I. The Audit Committee of the Corporation’s Board of Directors will review and approve all payments made by the Corporation to its initial stockholders, officers, directors, Lazard and their affiliates in excess of $300,000 in the aggregate in any fiscal quarter. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers, directors or Lazard any finder’s fee or other compensation for services rendered to them prior to or in connection with the consummation of a Business Combination that is not reviewed and approved by the Audit Committee as described above; provided that the Corporation’s officers, directors and Lazard shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating a Business Combination from the amounts not held in the Trust Account and interest income of up to $6.0 million which may be released to the Corporation from the Trust Account. Payments of an aggregate of $15,000 per month for certain services and use of certain office space, including a conference room, to Lazard and repayments of advances of up to $100,000 (plus interest) made to the Corporation by Lazard to cover IPO related and organizational expenses shall not be subject to the provisions of this paragraph I.

J. The Board of Directors may not in any event issue any securities convertible, exercisable or redeemable into Common Stock, shares of Common Stock or Preferred Stock prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on a Business Combination.

K. During the Target Business Acquisition Period, this Article SIXTH may only be amended upon (i) the adoption, in accordance with Section 242 of the GCL, by the Board of Directors of a resolution in favor of a proposed amendment, declaring that such amendment is in the best interests of and advisable to the Corporation and the stockholders and calling for the proposed amendment to be presented to the stockholders of the Corporation for approval; and (ii) the approval of the proposed amendment by unanimous vote of all the shares of Common Stock outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the GCL.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

C. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

D. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s By-Laws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

E. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

F. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

NINTH: A. No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.

ELEVENTH: A. In the event that a person who is stockholder, officer or director of the Corporation on the date hereof acquires knowledge of a potential transaction or matter which may be a corporate opportunity for the Corporation while such person is a stockholder, officer or director of the Corporation, such stockholder, officer or director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces its interest in such opportunity and waives any claim that such opportunity constituted a corporate opportunity that should have been presented to the Corporation, if such stockholder, officer or director acts in a manner consistent with the following policy: a corporate opportunity offered to any person who is a stockholder, officer or director shall not belong to the Corporation, unless such opportunity was expressly offered in writing to such person solely in his or her capacity as a stockholder, officer or director of the Corporation, except with respect to independent directors of the Corporation, in which case the opportunity need not be offered in writing. In the case of any corporate opportunity in which the Corporation has renounced its interest in the previous sentence, such stockholder, officer or director shall, to the fullest extent permitted by law, not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, officer or director of the Corporation by reason of the fact that such stockholder, officer or director acquires or seeks such corporate opportunity for itself or any affiliate that is not the Corporation, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

B. As used in this Article ELEVENTH, “affiliate” shall mean, in respect of any specified person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the person specified.

TWELFTH: Subject to the provisions set forth in Article SIXTH, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this          day of                 , 2008.

SAPPHIRE INDUSTRIALS CORP.

By:
Name:	Donald G. Drapkin
Title:	Chairman, Chief Executive Officer and President

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